Exhibit 99.1

Website Pros Expands Board of Directors

New Directors bring financial, Internet and acquisition expertise to

Leading Internet Solution Provider

JACKSONVILLE, FLA. — January 17, 2006 — Website Pros, Inc. (Nasdaq: WSPI) today announced the appointment of Hugh M. Durden, G. Harry Durity and Julius Genachowski to its board of directors. The company also announced the departure of Jeffrey Lieberman, a board member since 2003. These changes are effective January 17, 2006.

“We are excited to welcome these extraordinary business leaders to the Website Pros board. Each brings unique experience and expertise in key areas essential to the strategic direction, expansion and growth of our company. In addition, these individuals provide an independent perspective on our business that is valuable to Website Pros as a publicly-traded company,” said David Brown, president and CEO of Website Pros.

Hugh M. Durden has proven expertise in all aspects of business including corporate finance, commercial and corporate banking, investment banking and real estate. Mr. Durden has been chairman of the Board of Trustees of The Alfred I. DuPont Testamentary Trust since 2005. From 1997 through 2004, Mr. Durden served as the representative of the corporate trustee of the Trust. Prior to joining the Trust, Mr. Durden was an executive with the Wachovia Corporation, serving as president of Wachovia Corporate Services from 1994 to 2000. Mr. Durden is a director of the St. Joe Company (NYSE: JOE), a real estate development company. He holds a B.A. from Princeton University and an M.B.A. from the Freeman Graduate School of Business at Tulane University.

G. Harry Durity has an extensive track record of over 300 successful global mergers and acquisitions. Mr. Durity is currently a senior advisor at New York based New Mountain Capital, a private equity firm, since April 2005. He worked in the information technology services industry from 1994 to 2005 as corporate vice president – worldwide business development and a member of the executive committee of Automatic Data Processing, Inc. (NYSE: ADP), a data processing company. Before joining ADP, Mr. Durity was senior vice president – corporate development and a member of the executive committee of Revlon Consumer Products and vice president of corporate development at RJRNabisco. Mr. Durity currently serves on the board of National Medical Health Card (Nasdaq: NMHC), a specialized health services company, and previously was a director of CornerCap Investment Counsel, a family of mutual funds, and OrthAlliance (Nasdaq: ORTH), a national alliance of orthodontic professionals. He holds a B.A. from Western Maryland College with additional studies in mergers and acquisitions at the Darden School at the University of Virginia. Mr. Durity also holds an M.A. degree from Washington State University.

Julius Genachowski has vast experience in the Internet, e-commerce, and media, and played a key role in building IAC/InterActiveCorp (Nasdaq: IACI) into one of the world’s largest e-commerce and media companies. From 1997 to 2005, Mr. Genachowski served in senior executive positions at IAC, including chief of business operations, general counsel, and a member of the Office of the Chairman. Before joining IAC, Mr. Genachowski was chief counsel to the chairman of the Federal Communications Commission. He served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr. Mr. Genachowski served on the Board of Directors of Expedia, Inc., Hotel.com, and Ticketmaster while each was a publicly-traded company. He holds a B.A. from Columbia College and a J.D. from Harvard Law School.

Jeffrey Lieberman, managing director at Insight Venture Partners, LLC, has resigned from the board, having served for over 2 years. “Jeff joined the board at a pivotal point in our company. Through his leadership and valued advice, Jeff made a significant contribution to Website Pros,” said Brown.

Mr. Durden, Mr. Durity and Mr. Genachowski join a prominent group of Website Pros directors including Tim Maudlin, managing general partner of Medical Innovation Partners; Deven Parekh, managing director of Insight Venture Partners,LLC; George Still, managing general partner of Norwest Venture Partners; and David Brown, president and CEO of Website Pros.

About Website Pros

Website Pros, Inc. (Nasdaq: WSPI) is a leading provider of comprehensive Web services and products that enable small and medium-sized businesses to establish and maintain an effective Internet presence. We offer our customers a full range of Web services on an affordable subscription basis that include website design and publishing, Internet marketing and advertising, search engine optimization, search engine submission and lead generation. The breadth and flexibility of our products allow us to meet the Web services needs of a business anywhere along their lifecycle, ranging from businesses just establishing their websites to businesses requiring more sophisticated functionality or selling online. Through a unique combination of proprietary Web publishing and management software, automated workflow processes and specialized workforce development and management techniques, we achieve production efficiencies that enable us to offer sophisticated Web services affordably and effectively to our customers. Our technology automates many aspects of creating, maintaining, enhancing and marketing websites for our over 49,000 business customers. For more information, contact Website Pros. Voice: 904-680-6600. Fax: 904-880-0350. Address: 12735 Gran Bay Parkway West, #200, Jacksonville, FL 32258. Website: www.websitepros.com.

Media Contact:

Roseann Duran

Website Pros, Inc.

(904) 680-6976

rduran@websitepros.com